Exhibit 21.1

Subsidiaries as of
January 31, 2013

Subsidiaries and Names under which they do business	Jurisdiction of Incorporation Organization
DOCX, LLC	Georgia
Espiel, Inc.	Delaware
Applied Financial Technology
LPS Applied Analytics
I-Net Reinsurance, LTD.	Turks & Caicos
Lender Processing Services, LLC	Delaware
Lender’s Service Title Agency, Inc.	Ohio
LPS Agency Sales and Posting, Inc.	California
LPS Applied Analytics, LLC	Delaware
LPS Asset Management Solutions, Inc.	Colorado
Provident Realty
LPS Default Management, LLC	Delaware
LPS Default Solutions, Inc.	Delaware
Fidelity National Foreclosure & Bankruptcy Solutions
LPS Field Services, Inc.	Delaware
LPS Foundation, Inc.	Florida
LPS India Solutions Private Limited	Karnataka
LPS IP Holding Company, LLC	Delaware
LPS Management, LLC	Delaware
LPS Mortgage Processing Solutions, Inc.	Delaware
LPS National Flood, LLC	Delaware
LPS National TaxNet, Inc.	Delaware
National Data Technologies
National TaxNet
LPS Origination Technology, Inc.	Delaware
LPS Portfolio Solutions, LLC	Delaware
LPS Real Estate Data Solutions, Inc.	California
LPS Real Estate Group, Inc.	Delaware
LPS Valuation Solutions, LLC	California
LRT Record Services, Inc.	Texas
Land Records of America
Land Records of Texas
LSI Alabama, LLC	Delaware
LSI Appraisal, LLC	Delaware
LSI Title Agency, Inc.	Illinois
LSI Agency, Inc.
LSI Title Agency of Arkansas, LLC	Arkansas
LSI Title Company	California
LSI Title Company of Oregon, LLC	Oregon
LSI Title Insurance Agency of Utah, Inc.	Utah
McDash Analytics, LLC	Colorado
National Title Insurance of New York Inc.	New York
OnePointCity, LLC	Ohio
RealEC Technologies, Inc.	Delaware
RealInfo, L.L.C.	Illinois
Whitehawk, LLC	Delaware